                                                                    Exhibit 99.1

                                               FROM:    KENNAMETAL INC.
                                                        P.O. Box 231
                                                        Latrobe, PA 15650

                                                        Investor Relations
                                                        724-539-6141
                                                        Contact:  Beth A. Riley

                                                        Media Relations
                                                        724-539-4662
                                                        Contact:  Riz Chand

                                                DATE:   October 29, 2003

                                                 FOR RELEASE:   Immediate

                    KENNAMETAL REPORTS FIRST QUARTER EARNINGS
                    -----------------------------------------

                           -        Sales up 10%

                           - Reported earnings per diluted share of $0.24, per guidance

                           -        Cash flow in-line with expectations

LATROBE, Pa., October 29, 2003 - Kennametal Inc. (NYSE: KMT) today reported a fiscal 2004 first quarter earnings of $0.24 per diluted share compared with earnings of $0.31 per diluted share last year. Excluding special items in each period, diluted earnings per share were $0.34 for the quarter, at the high end of guidance, against last year's earnings per share of $0.32. Sales of $445 million were 10 percent above prior year, driven by the Widia acquisition.

                   Earnings Per Share Excluding Special Items

               Company Guidance (07/30/03)                 $0.30 to $0.35

               Analyst Estimate Range (10/23/03)           $0.32 to $0.35

               Earnings, Excluding Special Items                 $0.34

Kennametal Chairman, President and Chief Executive Officer, Markos I. Tambakeras, said, "We were pleased to deliver earnings near the top of our guidance, with our global markets developing largely as we expected. Our results reflect a nascent recovery in our key North American markets, and continued strong growth in the developing regions of Asia-Pacific and South America. Our confidence in the sustainability of the North American recovery was encouraged by the return to growth of our Light and General Engineering end market. Historically, this market segment has been a good proxy for the health of the broad industrial markets. Persistent weakness in our European markets was somewhat worse than we expected. During the quarter, we were focused on the final phases of the Widia integration and on accelerating investments in our global sales and marketing activities."



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-------------------------------------------------------------------------------
HIGHLIGHTS
-------------------------------------------------------------------------------
FIRST QUARTER - FY04
--------------------
- Sales of $444.6 million were 10 percent above last year's $404.2 million. Sales results include an 8 percent addition from the Widia acquisition, a 4 percent benefit from foreign currency exchange, and a 2 percent decline in organic sales volume.

- Reported net income was $8.8 million against net income of $10.8 million in the same quarter last year. Excluding special items, net income was $12.1 million for the quarter, an 8 percent increase compared to net income of $11.2 million last year reflecting the benefits of Widia synergies, cost reductions and foreign currency exchange.

- The current quarter included net special charges of $3.4 million, or $0.10 per diluted share, primarily associated with the previously announced Widia integration efforts. Prior-year quarter included net special charges of $0.4 million, or $0.01 per diluted share, also largely related to the Widia integration.

- As expected, net cash flow from operations was $12.2 million, versus $38.3 million for the prior year. Free operating cash flow was $2.1 million, versus $28.4 million in the same period last year due to higher tax and restructuring payments this quarter.

- Total debt was $520 million, down $6 million from June 2003, and $96 million below September 2002.

- Debt to capital decreased to 40.5 percent, from 45.5 percent at the end of September in the prior year.

OUTLOOK
-------
Performance in certain key North American markets toward the end of the September quarter corroborated positive macroeconomic indicators, and increased the probability of a sustained recovery in North American industrial markets. The strength of the North American recovery has yet to be established. While a North American recovery was expected to precede improvement in Europe, the weakness in Europe is greater than previously anticipated.

Tambakeras said, "On balance, we remain confident in our ability to deliver against our original earnings guidance for the year. While Europe is weaker than anticipated, North America is encouraging, and our earnings outlook was based on modest growth assumptions for the second half of our fiscal year. We will continue to manage costs and spending, as appropriate, for evolving market performance."

Sales for the second quarter of fiscal 2004 are expected to grow 4 to 5 percent year-over-year, including the impact of currency. Organic volume is anticipated to be flat to down 2 percent year-over-year, compared to a 2 percent decline in the first quarter. Reported diluted earnings per share are expected to

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                                      -3-

be $0.19 to $0.26 per share. This includes an estimate for special charges associated with the completion of the Widia integration of approximately $0.06 to $0.08 per share, consistent with previously announced integration assumptions. Excluding these charges, diluted earnings per share are forecasted to range from $0.27 to $0.32 per share.

Guidance for the full year remains essentially unchanged. Sales are expected to grow 6 to 8 percent year-over-year. Reported diluted earnings per share are expected to be $1.72 to $2.04 per share. This includes an estimate for special charges associated with the completion of the Widia integration of approximately $0.16 to $0.18 per share. Excluding these charges, diluted earnings per share are forecasted to range from $1.90 to $2.20 per share. The earnings forecast includes $0.12 to $0.15 of accretion from Widia, slightly lower than prior guidance on reduced expectations for the performance of European markets.

Kennametal anticipates net cash flow provided by operating activities of approximately $165 to $185 million in fiscal 2004. Purchases of property, plant and equipment and proceeds from disposals of property, plant and equipment are expected to be $60 to $70 million, net. Adjusting net cash flow provided by operating activities for the above items, Kennametal expects to generate between $100 and $125 million of free operating cash flow.

Kennametal advises shareholders to note monthly order trends, for which the company makes a disclosure ten business days after the conclusion of each month. This information is available on the Investor Relations section of Kennametal's corporate web site at www.kennametal.com.

DIVIDEND DECLARED
-----------------
Kennametal also announced its Board of Directors declared a quarterly cash dividend of $0.17 cents per share, payable November 25, 2003, to shareowners of record as of the close of business November 10, 2003.

First quarter results will be discussed in a live Internet broadcast at 10:00 a.m. today. Access the live or archived conference by visiting the Investor Relations section of Kennametal's corporate web site at www.kennametal.com.

This release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by the fact they use words such as "should," "anticipate," "estimate," "approximate," "expect," "may," "will," "project," "intend," "plan," "believe," and others words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements are likely to relate to, among other things, our goals, plans and projections regarding our financial position,

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                                      -4-

results of operations, market position and product development, which are based on current expectations that involve inherent risks and uncertainties, including factors that could delay, divert or change any of them in the next several years. Although it is not possible to predict or identify all factors, they may include the following: global economic conditions; future terrorist attacks; epidemics; risks associated with integrating and divesting businesses and achieving the expected savings and synergies; demands on management resources; risks associated with international markets such as currency exchange rates, and social and political environments; competition; labor relations; commodity prices; demand for and market acceptance of new and existing products; and risks associated with the implementation of restructuring plans and environmental remediation matters. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

Kennametal Inc. aspires to be the premier tooling solutions supplier in the world with operational excellence throughout the value chain and best-in-class manufacturing and technology. Kennametal strives to deliver superior shareowner value through top-tier financial performance. The company provides customers a broad range of technologically advanced tools, tooling systems and engineering services aimed at improving customers' manufacturing competitiveness. With about 14,000 employees worldwide, the company's annual sales approximate $1.8 billion, with nearly half coming from sales outside the United States. Kennametal is a five-time winner of the GM "Supplier of the Year" award and is represented in more than 60 countries. Kennametal operations in Europe are headquartered in Furth, Germany. Kennametal Asia Pacific operations are headquartered in Singapore. For more information, visit the company's web site at www.kennametal.com.



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
                              FINANCIAL HIGHLIGHTS

Consolidated financial highlights for Kennametal Inc. (NYSE: KMT) for the quarter ended September 30, 2003 and 2002 are shown in the following tables (in thousands, except per share amounts).

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                                QUARTER ENDED
                                                                SEPTEMBER 30,
                                                         --------------------------
                                                            2003             2002
                                                         ---------        ---------

Sales                                                    $ 444,575        $ 404,218

       Cost of goods sold(1)                               300,468          273,249
                                                         ---------        ---------
Gross profit                                               144,107          130,969

       Operating expense(2)                                121,239          104,835

       Restructuring and asset impairment charges              550             (181)

       Amortization of intangibles                             470              814
                                                         ---------        ---------
Operating income                                            21,848           25,501

       Interest expense                                      6,600            8,485

       Other expense, net                                    1,337              594
                                                         ---------        ---------
Income before provision for income taxes
       and minority interest                                13,911           16,422

Provision for income taxes                                   4,452            5,255

Minority interest                                              695              338
                                                         ---------        ---------
Net income                                               $   8,764        $  10,829
                                                         =========        =========
Basic earnings per share                                 $    0.25        $    0.31
                                                         =========        =========
Diluted earnings per share                               $    0.24        $    0.31
                                                         =========        =========
Dividends per share                                      $    0.17        $    0.17
                                                         =========        =========
Basic weighted average share outstanding                    35,336           35,045
                                                         =========        =========
Diluted weighted average shares outstanding                 35,989           35,344
                                                         =========        =========


(1) For the quarter ended September 30, 2003, these amounts include charges of $0.1 million for integration activities related to the Widia acquisition and $2.8 million related to restructuring programs.

(2) For the quarters ended September 30, 2003 and 2002, these amounts include charges of $1.4 million and $0.7 million, respectively, for integration activities related to the Widia acquisition.




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

                        FINANCIAL HIGHLIGHTS (CONTINUED)


In addition to reported results under U.S. GAAP for the fiscal periods, the following financial highlight tables also include, where appropriate, a reconciliation of results excluding special items, free operating cash flow and debt to capital (which are non-GAAP measures), to the most directly comparable GAAP measures. Management believes that each of these non-GAAP financial measures is useful to investors to more easily compare the Company's financial performance period to period.


RECONCILIATION TO GAAP - QUARTER ENDED SEPTEMBER 30 (UNAUDITED)

                                                                                                                  Diluted
                                                               Operating       Operating           Net           Earnings
                                             Gross Profit       Expense          Income          Income          Per Share
                                            ---------------  --------------  ---------------  --------------   --------------
2003 Reported Results                            $ 144,107       $ 121,239         $ 21,848         $ 8,764           $ 0.24
     MSSG Restructuring                              2,843               -            3,393           2,307             0.07
     Widia Integration Costs - MSSG                     63          (1,448)           1,511           1,027             0.03
     Widia Integration Costs - AMSG                     48               -               48              33                -
                                            ---------------  --------------  ---------------  --------------   --------------
2003 Results Excluding Special Items             $ 147,061       $ 119,791         $ 26,800        $ 12,131           $ 0.34
                                            ===============  ==============  ===============  ==============   ==============



2002 Reported Results                            $ 130,969       $ 104,835         $ 25,501        $ 10,829           $ 0.31
     AMSG Restructuring                                  -               -             (181)           (123)               -
     Widia Integration Costs - MSSG                      -            (711)             711             483             0.01
                                            ---------------  --------------  ---------------  --------------   --------------
2002 Results Excluding Special Items             $ 130,969       $ 104,124         $ 26,031        $ 11,189           $ 0.32
                                            ===============  ==============  ===============  ==============   ==============





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                        FINANCIAL HIGHLIGHTS (CONTINUED)


SEGMENT DATA (UNAUDITED):

                                                                  Quarter Ended
                                                                  September 30,
                                                           ----------------------------
                                                              2003               2002*
                                                           ---------          ---------
Sales:
Metalworking Solutions and Services Group                  $ 271,129          $ 240,422
Advanced Materials Solutions Group                            93,631             83,409
J&L Industrial Supply                                         48,139             48,606
Full Service Supply                                           31,676             31,781
                                                           ---------          ---------
Total Sales                                                $ 444,575          $ 404,218
                                                           =========          =========

Sales By Geographic Region:
Within the United States                                   $ 232,614          $ 239,124
International                                                211,961            165,094
                                                           ---------          ---------
Total Sales                                                $ 444,575          $ 404,218
                                                           =========          =========

Operating Income (Loss), as reported:
Metalworking Solutions and Services Group                  $  23,502          $  23,473
Advanced Materials Solutions Group                            11,822             11,385
J&L Industrial Supply                                          2,685              2,301
Full Service Supply                                             (281)               (19)
Corporate and Eliminations                                   (15,880)           (11,639)
                                                           ---------          ---------
Total Operating Income                                     $  21,848          $  25,501
                                                           =========          =========

Operating Income (Loss), excluding special charges:
Metalworking Solutions and Services Group                  $  28,406          $  24,184
Advanced Materials Solutions Group                            11,870             11,204
J&L Industrial Supply                                          2,685              2,301
Full Service Supply                                             (281)               (19)
Corporate and Eliminations                                   (15,880)           (11,639)
                                                           ---------          ---------
Total Operating Income                                     $  26,800          $  26,031
                                                           =========          =========




*Prior year segment data has been restated for organizational changes



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


                        FINANCIAL HIGHLIGHTS (CONTINUED)


OPERATING INCOME (LOSS) RECONCILIATION (UNAUDITED):



QUARTER ENDED SEPTEMBER 30,

                                                            MSSG        AMSG          J&L         FSS      Corp & Elim.    Total
                                                          --------    --------     ---------   ---------   ------------   -------

2003 Reported Operating Income (Loss)                     $ 23,502    $ 11,822     $  2,685    $   (281)    $(15,880)    $ 21,848
   Restructuring                                             3,393           -            -           -            -        3,393
   Widia Integration Costs                                   1,511          48            -           -            -        1,559
                                                          -----------------------------------------------------------------------
2003 Operating Income (Loss) Excluding Special Charges    $ 28,406    $ 11,870     $  2,685    $   (281)    $(15,880)    $ 26,800
                                                          =======================================================================



2002 Reported Operating Income (Loss)                     $ 23,473    $ 11,385     $  2,301    $    (19)    $(11,639)    $ 25,501
   Restructuring                                                 -        (181)           -           -            -         (181)
   Widia Integration Costs                                     711           -            -           -            -          711
                                                          -----------------------------------------------------------------------
2002 Operating Income (Loss) Excluding Special Charges    $ 24,184    $ 11,204     $  2,301    $    (19)    $(11,639)    $ 26,031
                                                          =======================================================================


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


                        FINANCIAL HIGHLIGHTS (CONTINUED)


RECONCILIATION TO OPERATING CASH FLOW INFORMATION (UNAUDITED)

                                                                     Quarter Ended
                                                                     September 30,
                                                                -------------------------
                                                                  2003             2002
                                                                --------         --------

Net income                                                      $  8,764         $ 10,829
Other non-cash items                                               6,473            2,005
Depreciation and amortization                                     15,351           19,066
Change in inventory                                                3,728           10,121
Change in accounts receivable                                      5,054            5,938
Change in accounts payable                                       (12,512)         (14,099)
Change in other assets and liabilities                           (14,673)           4,454
                                                                --------         --------
Net cash flow provided by operating activities                    12,185           38,314

Purchase of property, plant and equipment                        (10,594)         (10,475)
Proceeds from disposals of property, plant and equipment             534              605
                                                                --------         --------
Free operating cash flow                                        $  2,125         $ 28,444
                                                                ========         ========


CONDENSED BALANCE SHEETS (UNAUDITED)



                                                                                        Quarter Ended
                                                              ---------------------------------------------------------------------
                                                               09/30/03      06/30/03      03/31/03      12/31/02      09/30/02
                                                              ----------    ----------    ----------    ----------    ----------
ASSETS
Cash and equivalents                                          $   14,720    $   15,093    $   17,250    $   18,155    $   14,300
Accounts receivable, net of allowance                            232,146       235,648       235,908       199,261       221,313
Inventories                                                      387,877       392,255       408,996       403,530       403,590
Deferred income taxes                                            114,619        79,564        81,651        80,204        71,084
Other current assets                                              47,003        42,119        44,286        53,868        40,110
                                                              ----------    ----------    ----------    ----------    ----------
     TOTAL CURRENT ASSETS                                        796,365       764,679       788,091       755,018       750,397
                                                              ----------    ----------    ----------    ----------    ----------
Property, plant and equipment, net                               489,242       493,373       476,208       480,066       480,696
Goodwill and Intangible assets, net                              483,165       473,932       491,987       478,060       467,140
Other assets                                                      39,736        47,108       107,159       104,937       109,225
                                                              ----------    ----------    ----------    ----------    ----------
     TOTAL                                                    $1,808,508    $1,779,092    $1,863,445    $1,818,081    $1,807,458
                                                              ==========    ==========    ==========    ==========    ==========

LIABILITIES
Short-term debt, including notes payable                      $   11,375    $   10,845    $   15,068    $   17,591    $   16,992
Accounts payable                                                 107,653       119,853       120,981        92,114       101,823
Accrued liabilities                                              195,761       205,649       208,816       171,726       171,045
                                                              ----------    ----------    ----------    ----------    ----------
     TOTAL CURRENT LIABILITIES                                   314,789       336,347       344,865       281,431       289,860
                                                              ----------    ----------    ----------    ----------    ----------
Long-term debt                                                   508,763       514,842       565,067       599,425       599,615
Deferred income taxes                                             42,047         8,748        38,382        46,801        53,475
Other liabilities                                                180,258       178,698       140,550       135,101       125,816
                                                              ----------    ----------    ----------    ----------    ----------
     TOTAL LIABILITIES                                         1,045,857     1,038,635     1,088,864     1,062,758     1,068,766
                                                              ----------    ----------    ----------    ----------    ----------
MINORITY INTEREST                                                 16,089        18,880        18,070        17,594        17,685
                                                              ----------    ----------    ----------    ----------    ----------
SHAREOWNERS' EQUITY                                              746,562       721,577       756,511       737,729       721,007
                                                              ----------    ----------    ----------    ----------    ----------
     TOTAL                                                    $1,808,508    $1,779,092    $1,863,445    $1,818,081    $1,807,458
                                                              ==========    ==========    ==========    ==========    ==========


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                    DEBT TO EQUITY RECONCILIATION (UNAUDITED)


                              Forecasted        Quarter Ended September 30,        Quarter Ended
                            June 30, 2004         2003                2002         June 30, 2003
                            -------------    --------------     --------------     -------------

Total Debt                    $  431,920       $  520,138         $  616,607       $  525,687
Total Shareowners' Equity        799,500          746,562            721,007          721,577
                              ----------       ----------         ----------       ----------

Debt to Equity, GAAP                35.1%            41.1%              46.1%            42.1%

Total Debt                    $  431,900       $  520,138         $  616,607       $  525,687
Minority Interest                 18,800           16,089             17,685           18,880
Total Shareowners' Equity        799,500          746,562            721,007          721,577
                              ----------       ----------         ----------       ----------

Total Capital                 $1,250,200       $1,282,789         $1,355,299       $1,266,144

Debt to Capital                     34.5%            40.5%              45.5%            41.5%






       RECONCILIATION OF FORECASTED GAAP CASH FLOW INFORMATION (UNAUDITED)

                                                                                       TWELVE MONTHS ENDED
                                                                                          JUNE 30, 2004
                                                                                          -------------

Forecasted net cash flow provided by operating activities                              $165,000 - 185,000

Forecasted purchases and disposals of property, plant and equipment                    (60,000) - (70,000)

                                                                                    --------------------------
Forecasted free operating cash flow                                                    $100,000 - 125,000
                                                                                    ==========================


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